PAYCHEX, INC.
                          1995 STOCK INCENTIVE PLAN

Section 1.  Purposes

        The purposes of the Paychex, Inc. 1995 Stock Incentive Plan (the "Plan") are to provide, through options to purchase Paychex, Inc. $.01 par value common stock ("Stock"), long term incentives and rewards to directors, officers and other key employees or persons responsible for the success and growth of Paychex, Inc. and its subsidiary corporations (the "Company"), to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company.

Section 2.  Effective Date

        The Plan will become effective September 1, 1995 and shall be submitted for approval by the Company's stockholders within 12 months of the effective date.

Section 3.  Administration of the Plan

        The Plan will be administered by two Committees of the Board of Directors ("Board") of the Company: the Compensation Committee (with respect to options granted to officers, employees and other persons who are not directors) and the Directors' Option Committee (with respect to options granted to directors), each of which is hereafter referred to as "Committee" and shall have not less than two directors (or such lesser number as may be permitted under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"). Each Committee shall consist solely of directors who are "disinterested persons" within the meaning of Rule 16b-3. The Committee is authorized, with respect to those persons to whom it is authorized to grant options, to establish such rules and regulations as it deems necessary for the proper administration of the Plan; to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable, to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Stock Option Agreement; and to amend the Plan to reflect changes in applicable law. The Committee may designate one or more persons to implement its rules, regulations and determinations. All determinations of the Committee shall be by a majority of its members and its determinations shall be final. The Committee from time to time, and whenever requested, will report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan will be paid by the Company.

Section 4.  Shares Subject to the Plan

        The Stock that may be optioned or purchased under the Plan will not exceed an aggregate of 1,250,000 shares and may be authorized, unissued shares or treasury shares. Upon the expiration or termination, in whole or in part, of any unexercised options, shares of Stock covered by such unexercised options shall be available again for new options under the Plan. However, shares subject to option which are surrendered in exercising an option shall not be available for new options.

 Section 5. Eligible Persons

        The class of persons eligible to receive options under the Plan will consist of directors, officers and other key employees of the Company and other persons responsible for the success of the Company. In making its determination as to whether an option will be granted under the Plan and the number of shares to be subject to each option, the Committee will take into account the duties of the director, officer, employee or other person, the present and potential contributions of that person to the success of the Company, and other factors which members of the Committee, in their discretion, consider to be reasonable and appropriate in connection with accomplishing the purposes of the Plan.

Section 6.  Grant of Options

        The Compensation Committee shall determine participation in the Plan by officers and key employees of the Company and other persons who are not directors and the extent of that participation. The Committee shall also determine whether the option shall be an Incentive Stock Option (being an option whose terms comply with the requirements of Section 422A of the Internal Revenue Code of 1986, as amended, ("Code") or any successor section) or a Non-Qualified Stock Option (being an option whose terms are not intended to meet the requirements of an Incentive Stock Option); provided, however, that Incentive Stock Options shall be awarded only to employees of the Company.

        The Directors' Option Committee will grant options only to non-employee directors.

        The options shall be evidenced by Stock Option Agreements in such form as the Committee shall approve from time to time, which Agreements shall conform to the Plan.

Section 7.  Provisions of Incentive Stock Options

        Each Incentive Stock Option granted under the Plan will contain those terms and provisions as may be necessary and appropriate to qualify it as such under Section 422A of the Code including, without limitations, the following:

        A. Number of Shares. Each option will specify the number of shares which may be acquired.

        B. Purchase Price. Each option will provide for an exercise price of not less than 100% of the fair market value of the Stock, as determined by the Committee, on the date the option is awarded; provided that, in the event the option holder owns more than 10% of the combined voting power of all classes of stock of a parent or subsidiary of the Company at the time of the grant, then the purchase price will be not less than 110% of such fair market value.

        C. Exercise. Each option by its terms will not be exercisable prior to six (6) months from the date of grant or after the expiration of ten years from the date the option is granted; and, during the actual term, may be exercised in such manner and at such time(s) as shall be specified in the option, by written notice to the Company of the option holder's election to exercise.

        D. Transfer. Each option by its terms will be exercisable, during the lifetime of the option holder to whom it is granted, only by the option holder and will not be transferable otherwise than by will or the laws of descent and distribution.

        E. Payment. Each option will provide that the purchase price of any Stock purchased upon exercise of the option shall be payable in full on the exercise date, in cash or by check, or by delivery of Stock owned by the option holder (with appropriate documents of transfer), or, in the discretion of the Committee, by surrender of exercisable options to purchase Stock, or any combination of the foregoing. Any Stock so delivered shall be valued at the fair market value of the Stock on such date. Any options so surrendered shall be valued at the difference between the fair market value of the Stock at the time of surrender and the exercise price thereof. Payment may also be made, in the discretion of the Committee, by delivery (including by facsimile) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price.

         F. Rights as Stockholder. Each option shall provide that the option holder shall have no rights as a stockholder, unless and until certificates for shares of Stock are issued to the option holder.

        G. Termination of Employment/Disability. Each option will provide that if the employment of an option holder is terminated, and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within three months after the termination of employment or one year for an employee who is disabled. Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct shall forfeit all rights under the option. The extent to which an option may be exercised following termination of an option holder's employment is limited to the number of shares which the option holder could have purchased on the date of such termination.

        H. Maximum Value of Stock. The aggregate fair market value of Stock (determined at the time the option is granted) with respect to which an Incentive Stock Option is exercisable for the first time by an option holder during any calendar year (under all such plans of the Company) shall not exceed $100,000.

        I. Disqualifying Disposition. In the event a disposition of Stock acquired upon exercise of an option which is deemed "disqualifying" under Section 422A of the Code, so as to require the withholding of Federal, State or Local taxes, the option holder agrees promptly to pay to the Company the amount of such taxes if the Company is unable to withhold the necessary sums.

        J. Other Terms. Each option will contain those further or different restrictions and provisions as the Committee and the Board deem to be reasonable and appropriate and in the best interests of the Company.

Section 8.  Provisions of Non-Qualified Stock Options

     Each Non-Qualified Stock Option granted under the Plan will contain the provisions of Subsections 7.A, B, C, E and F above and, in addition, such terms, conditions and restrictions as the Committee deems to be reasonable and appropriate and in the best interests of the Company, including the following:

        A. Transfer. Each option by its terms will be exercisable, during the lifetime of the optionholder to whom it is granted, only by the option holder and by any member of the option-holder's immediate family, or the trust for the benefit of such member, to whom the option (or a portion thereof) is assigned and will not be otherwise transferable except by the laws of descent and distribution.

        B. Termination of Employment/Retirement/Disability/Death. Each option will provide that if the employment of the optionholder is terminated (whether or not in connection with the death or disability of the option holder), and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within one year after termination of employment. If the optionholder's employment is terminated for retirement (not related to a disability), and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within three years after retirement. Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or who engages in such conduct (including violation of any agreement with the Company) after retirement, shall forfeit all rights under the option. The extent to which an option may be exercised following an optionholder's termination of employment or retirement is limited to the number of shares which the optionholder could have purchased on the date of such termination or retirement.

       C. Withholding. Except for options granted to non-employee directors, each option shall provide that the option holder shall agree to pay to the Company upon exercise of the option all Federal, State and Local taxes required to be withheld. The Committee may, nevertheless, determine to withhold from the Stock to be issued that number of shares valued at their fair market value at the time, that would satisfy the amount required to be withheld.

       D. Non-Employee Director Options. Each option granted to a non-employee director shall provide that it may be exercised not less than one year after grant.

Section 9.  Government Regulations

     The Plan, the options and the Stock under option will be subject to all applicable Federal and State statutes, rules and regulations, including, without limitation, all applicable Federal and State securities laws. If, in the opinion of the Company's counsel, the transfer, issue or sale of any shares of its Stock under the Plan is not lawful for any reason, the Company will not be obliged to transfer, issue or sell any Stock and, subject to
Section 12, the Committee may amend the Plan or any Option Agreement to conform to the requirements of applicable statutes, rules and regulations.

Section 10.  Other Limitations

         A. The granting of any option under this Plan will be solely at the discretion of the Committee and neither the adoption of the Plan nor any of the terms and provisions herein will give, or be construed to give, any director, officer or other employee or other person any right to participate in the Plan or to receive any options under it.

         B. The adoption of the Plan and the granting of an option under it will not constitute an understanding or agreement, express or implied, upon the part of the Company to employ the recipient of the option for any specified time.

Section 11.  Adjustments

     If there is any change in the Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares or otherwise, the number of shares available for option and the shares subject to any option and the option prices shall be appropriately adjusted by the Committee.

Section 12.  Termination and Amendment of the Plan

     The Board of Directors of the Company may at any time amend or terminate the Plan. If not sooner terminated, the Plan will terminate automatically three years from the effective date.

     No amendment will adversely affect an option previously granted hereunder. Unless holders of at least a majority of the outstanding shares of stock approve, no amendment (except under Section 11) will increase the maximum number of shares which may be delivered under the Plan, change the class of persons eligible to receive options, reduce the minimum option price hereinbefore specified, extend the maximum period during which an option may be exercised, materially increase the benefits accruing to eligible persons under the Plan, or otherwise effect a change required by Section 16(b) of the 1934 Act, as amended, to be approved by such majority.

     With the consent of the affected option holder, the Committee may amend outstanding options, provided, however, the amendment is consistent with the Plan.

Section 13.  Laws Governing

     The validity and construction of the Plan and any Agreement under it will be governed by the laws of the State of Delaware.